As filed with the Securities and Exchange Commission on ___________ ___, 1996
                                                         File No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

 PROVIDENT BANCORP, INC.           OHIO DELAWARE              31-0982792
PROVIDENT CAPITAL TRUST I         (STATE OR OTHER         [To be applied for]
(EXACT NAME OF REGISTRANT         JURISDICTION OF          (I.R.S. EMPLOYER
   AS SPECIFIED IN ITS           INCORPORATION OR           IDENTIFICATION
         CHARTER)                  ORGANIZATION)                NUMBER)

                            One East Fourth Street
                            Cincinnati, Ohio  45202
                                (513) 579-2000

      (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)

                                 Mark E. Magee
                 Vice President, General Counsel and Secretary
                            Provident Bancorp, Inc.
                            One East Fourth Street
                            Cincinnati, Ohio  45202
                                (513) 579-2000

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
           Edward E. Steiner                         Lee Meyerson
      Keating, Muething & Klekamp                  Andrew R. Keller
          1800 Provident Tower                Simpson Thacher & Bartlett
         One East Fourth Street                  425 Lexington Avenue
        Cincinnati, Ohio  45202                New York, New York  10017
             (513) 579-6400                         (212) 455-2000

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                        Proposed Maximum      Proposed Maximum
    Title of Each Class of Securities to be         Amount to be       Aggregate Offering    Aggregate Offering        Amount of
    Registered                                       Registered        Price per Security         Price<F1>        Registration Fee
-------------------------------------------        --------------     --------------------   ------------------    ----------------

Trust Preferred Securities of Provident Capital
Trust I<F2> . . . . . . . . . . . . . . . . . .        40,000                $25.00              $1,000,000             $303.03
Junior Subordinated Debentures due ______ 2026
of Provident Bancorp, Inc.<F2>  . . . . . . . .
Guarantee of Trust Preferred Securities by
Provident Bancorp, Inc. . . . . . . . . . . . .

<F1> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
<F2> The Junior Subordinated Debentures will be purchased by Provident Capital
     Trust I with the proceeds of the sale of the Trust Preferred Securities. No separate consideration will be received for the issuance of the Junior Subordinated Debentures or the Guarantee of the Trust Preferred Securities. Pursuant to Rule 457(a), no separate fee is payable with respect to the Junior Subordinated Debentures or the Guarantee of the Trust Preferred Securities.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_______________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
_______________________________________________________________________________

               SUBJECT TO COMPLETION, DATED _________ ___, 1996

                           Trust Preferred Securities

                           PROVIDENT CAPITAL TRUST I

                           % Trust Preferred Securities
              (Liquidation Preference $25 per Preferred Security)

                  Guaranteed to the extent set forth herein by
                            Provident Bancorp, Inc.

                               __________________

     The    % Trust Preferred Securities (the "Preferred Securities"), offered hereby represent preferred undivided beneficial interests in the assets of Provident Capital Trust I, a Delaware statutory business trust (the "Trust"). Provident Bancorp, Inc., an Ohio corporation (the "Company"), will be the owner of all of the beneficial interests represented by common securities of the Trust (the "Common Securities"). The Trust exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds
(Continued on next page)

 See "Risk Factors" beginning on page 8 hereof for certain information relevant to an investment in the Preferred Securities, including the period and circumstances during and under which payments of distributions on the Preferred
    Securities may be deferred and certain United States federal income tax consequences of such deferral.

Application will be made to list the Preferred Securities on the New York Stock
 Exchange. If approved for listing, trading of the Preferred Securities on the
    New York Stock Exchange is expected to commence within 30 days after the initial delivery of the Preferred Securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                           __________________________

 THESE SECURITIES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL
          NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.
                          ____________________________

                                             Initial Public        Underwriting           Proceeds To
                                           Offering Price<F1>     Commission<F2>         Trust<F3><F4>
                                          -------------------  -------------------  ----------------------

Per Preferred Security  . . . . . . . .     $                          (3)              $
Total<F5> . . . . . . . . . . . . . . .     $                          (3)              $


_________________________

<F1> Plus accrued distributions, if any, from _________, 19__.
<F2> The Trust and the Company have agreed to indemnify the several
     Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
<F3> In view of the fact that the proceeds of the sale of the Preferred
     Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that the Company will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their
     arranging the investment therein of such proceeds, $        per Preferred
     Security (or $        in the aggregate). See "Underwriting".
<F4> Expenses of the offering to be paid by the Company are estimated to be
     $________.
<F5> The Trust and the Company have granted to the Underwriters an option exercisable for 30 days to purchase up to an additional _______ Preferred Securities at the initial public offering price per Preferred Security solely to cover over-allotments, if any. The Company will pay to the Underwriters, as Underwriters' Compensation, the commission set forth above in footnote (3) with respect to such additional Preferred Securities. If such option is exercised in full, the Initial Public Offering Price, Underwriters' Compensation and Proceeds to the Trust will be $____________, $____________ and $___________, respectively. See
     "Underwriting".

                             ______________________

The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made in book-entry form only through the facilities of The Depository Trust Company on or about
    , 1996, against payment therefor in immediately available funds.

                                LEHMAN BROTHERS

____________ ___, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           _________________________

(Continued from previous page)

thereof in    % Junior Subordinated Debentures (the "Junior Subordinated
Debentures") to be issued by the Company. The Junior Subordinated Debentures will mature on __________ ___, 2026, which date may be extended to a date not later than __________ ___, 2045 if certain conditions are met. The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Preferred Securities -- Subordination of Common Securities".

     Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing ________ ___, 199_, at the
annual rate of    % of the liquidation preference of $25 per Preferred Security
("Distributions"). The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debentures, which will be the sole assets of the Trust. The Company will guarantee the payment of Distributions and payments on liquidation of the Trust or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein (the "Guarantee"). See "Description of Guarantee". If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. The Company's obligations under the Guarantee, taken together with its obligations under the Junior Subordinated Debentures and the Indenture (as defined herein), including its obligation to pay all costs, expenses and liabilities of the Trust (other than with respect to the Preferred Securities), constitute a full and unconditional guarantee of all of the Trust's obligations under the Preferred Securities. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Indebtedness (as defined in "Description of Junior Subordinated Debentures--Subordination") of the Company and will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. As of __________ ___, 1996, approximately $_________ aggregate principal amount of Indebtedness was outstanding, and the Company's consolidated subsidiaries had approximately $________ of indebtedness and other liabilities. The terms of the Junior Subordinated Debentures place no limitation on the amount of Indebtedness that may be incurred by the Company or on the amount of liabilities and obligations of the Company's subsidiaries. See "Description of Junior Subordinated Debentures--Subordination".

     The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), during which Extension Periods the Company shall have the right to make full or partial payments of interest on any Interest Payment Date, provided that no Extension Period may extend beyond the Stated Maturity (as defined herein) of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. Accordingly, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. If interest payments on the Junior Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred and the Company may not, and may not permit any subsidiary of the Company to, subject to certain exceptions set forth herein, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company and (b) payments under the Guarantee). During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate) at the rate
of      % per annum, compounded quarterly, and holders of the Preferred
Securities will be required to accrue interest income for United States federal income tax purposes prior to receipt of cash related to such interest income. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences-- Original Issue Discount".

     The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to the receipt of any necessary prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), (i) on or after ________ ___, 2001, in whole at any time or in part from time to time, at a redemption price equal to the principal amount of the Junior Subordinated Debentures so redeemed plus the accrued and unpaid interest thereon to the date fixed for redemption, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined herein), at such redemption price, in each case subject to the further conditions described under "Description of Junior Subordinated Debentures-- Redemption". The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at maturity or their earlier redemption, in an amount equal to the amount of related Junior Subordinated Debentures maturing or being redeemed and at a redemption price equal to the aggregate liquidation preference of such Preferred Securities plus accumulated and unpaid Distributions thereon to the date of redemption.

     Upon the occurrence and continuation of a Special Event, the Company will have the right, subject to the receipt of any necessary prior approval of the Federal Reserve, to terminate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and the Common Securities in liquidation of the Trust. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges, if any, on which the Preferred Securities are then listed. See "Description of Preferred Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures".

     In the event of the liquidation of the Trust, after satisfaction of the claims of creditors of the Trust, if any, as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a liquidation preference of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures as described above. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution".

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, Suite 1300,
New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company.

     The Company and the Trust have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus omits, in accordance with the rules and regulations of the Commission, certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein for further information with respect to the Company, the Trust and the securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of the Trust have been included or incorporated by reference herein. The Company does not believe such financial statements would be material to holders of the Preferred Securities because
(i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act,
(ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company, and (iii) the obligations of the Trust under the Preferred Securities are fully and unconditionally guaranteed by the Company. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee".

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996 and the Company's Current Reports on Form 8-K dated September 19, September 26 and October 3, 1996, previously filed by the Company with the Commission, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

     Each document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations Department, Linn Street, 855E, Cincinnati, Ohio 45203, telephone (513) 345-7102.

                               PROSPECTUS SUMMARY

     This summary is qualified by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus. Unless otherwise noted, the material set forth herein does not give effect to the exercise of the Underwriters' over-allotment option.

                                  The Company

     The Company is a Cincinnati-based bank holding company formed in 1980 which operates throughout Ohio, northern Kentucky and southeastern Indiana. At September 30, 1996, the Company had total assets of $6.5 billion, total deposits of $4.4 billion and total shareholders' equity of $471 million. Its lead bank, chartered by the State of Ohio in 1902, is The Provident Bank (the "Bank"), a full-service commercial bank that operates primarily in the greater Cincinnati area.

     The Company's banking subsidiaries have 71 branch offices: 56 in the greater Cincinnati area (which includes 9 in northern Kentucky), 12 in the greater Dayton area, 1 branch in Columbus, Ohio and 2 branches in Cleveland, Ohio. The Company's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 579-2000.

                                  The Offering

The Trust . . . . . . . . . . . .     Provident Capital Trust I, a Delaware
                                      statutory business trust. The sole
                                      assets of the Trust will be the
                                      Junior Subordinate Debentures.

Securities Offered  . . . . . . .     ___%  Preferred Securities evidencing
                                      preferred undivided beneficial
                                      interests in the assets of the Trust.

Distributions . . . . . . . . . .     Holders of the Preferred Securities
                                      will be entitled to receive cumulative
                                      cash distributions at an annual rate
                                      of      % of the liquidation amount of
                                      $25 per  Preferred Security, accruing
                                      from the date of original issuance and
                                      payable quarterly in arrears on the
                                      last day of March, June, September and
                                      December of each year commencing on
                                      ________ ___, 199__. The distribution
                                      rate and the distribution and other
                                      payment dates for the Preferred
                                      Securities will correspond to the
                                      interest rate and interest and other
                                      payment dates on the Junior
                                      Subordinated Debentures. See
                                      "Description of Preferred Securities".

Junior Subordinated Debentures  .     The Trust will invest the proceeds
                                      from the issuance of the Preferred
                                      Securities and Common Securities in an
                                      equivalent amount of      % Junior
                                      Subordinated Debentures  of the
                                      Company. The Junior Subordinated
                                      Debentures will mature on __________
                                      ___, 2026, which date may be extended
                                      to a date not later than __________
                                      ___, 2045 if certain conditions are
                                      met. The Junior Subordinated
                                      Debentures will rank subordinate and
                                      junior in right of payment to all
                                      Indebtedness of the Company. In
                                      addition, the Company's obligations
                                      under the Junior Subordinated
                                      Debentures will be structurally
                                      subordinated to all existing and
                                      future liabilities and obligations of
                                      its subsidiaries. See "Risk Factors--
                                      Ranking of Subordinate Obligations
                                      Under the Guarantee and the Junior
                                      Subordinated Debentures", "Risk
                                      Factors--Status of Company as Holding
                                      Company" and "Description of  Junior
                                      Subordinated Debentures--
                                      Subordination".

Guarantee . . . . . . . . . . . .     Payment of distributions out of moneys
                                      held by the Trust, and payments on
                                      liquidation of the Trust or the
                                      redemption of Preferred Securities,
                                      are guaranteed by the Company to the
                                      extent the Trust has funds available
                                      therefor. If the Company does not make
                                      principal or interest payments on the
                                      Junior Subordinated Debentures, the
                                      Trust will not have sufficient funds
                                      to make distributions on the Preferred
                                      Securities, in which event the
                                      Guarantee shall not apply to such
                                      distribution until the Trust has
                                      sufficient funds available therefor.
                                      The Company's obligations under the
                                      Guarantee, taken together with its
                                      obligations under the Junior
                                      Subordinated Debentures and the
                                      Indenture, including its obligation to
                                      pay all costs, expenses and
                                      liabilities of the Trust (other than
                                      with respect to the Preferred
                                      Securities), constitute a full and
                                      unconditional guarantee of all of the

                                      Trust's obligations under the
                                      Preferred Securities. See "Description
                                      of Guarantee" and "Relationship Among
                                      the Preferred Securities, the Junior
                                      Subordinated Debentures and the
                                      Guarantee". The obligations of the
                                      Company under the  Guarantee are
                                      subordinate and junior in right of
                                      payment to all Indebtedness of the
                                      Company. See "Risk Factors--Ranking of
                                      Subordinated Obligations Under the
                                      Guarantee and the Junior Subordinated
                                      Debentures" and "Description of
                                      Guarantee".

Right to Defer Interest . . . . .     The Company has the right to defer
                                      payment of interest on the Junior
                                      Subordinated Debentures by extending
                                      the interest payment period on the
                                      Junior Subordinated Debentures, from
                                      time to time, for up to 20 consecutive
                                      quarters. There could be multiple
                                      Extension Periods of varying lengths
                                      throughout the term of the Junior
                                      Subordinated Debentures. If interest
                                      payments on the Junior Subordinated
                                      Debentures are so deferred,
                                      distributions on the Preferred
                                      Securities will also be deferred and
                                      the Company may not, and may not
                                      permit any subsidiary of the Company
                                      to, subject to certain exceptions set
                                      forth herein, (i) declare or pay any
                                      dividends or distributions on, or
                                      redeem, purchase, acquire, or make a
                                      liquidation payment with respect to,
                                      the Company's capital stock or (ii)
                                      make any payment of principal,
                                      interest or premium, if any, on or
                                      repay, repurchase or redeem any debt
                                      securities that rank pari passu with
                                      or junior to the Junior Subordinated
                                      Debentures or make any guarantee
                                      payments with respect to any guarantee
                                      by the Company of the debt securities
                                      of any subsidiary of the Company if
                                      such guarantee ranks pari passu with
                                      or junior to the Junior Subordinated
                                      Debentures (other than (a) dividends
                                      or distributions in common stock of
                                      the Company and (b) payments under the
                                      Guarantee). During an Extension
                                      Period, interest on the Junior

                                      Subordinated Debentures will continue
                                      to accrue (and the amount of
                                      Distributions to which holders of the
                                      Preferred Securities are entitled will
                                      accumulate) at the rate of      % per
                                      annum, compounded quarterly. During an
                                      Extension Period, holders of Preferred
                                      Securities will be required to include
                                      deferred interest income allocated to
                                      their Preferred Securities in their
                                      gross income (as original issue
                                      discount ("OID")) even though the cash
                                      payments attributable thereto have not
                                      been made. See "Description of Junior
                                      Subordinated Debentures--Option to
                                      Extend Interest Payments Period" and
                                      "Certain United States Federal Income
                                      Tax Consequences--Original Issue
                                      Discount".

Redemption  . . . . . . . . . . .     The Junior Subordinated Debentures are
                                      redeemable by the Company (in whole
                                      or, from time to time, in part) on or
                                      after ________ ___, 2001, or at any
                                      time, in whole but not in part, upon
                                      the occurrence of a Special Event, in
                                      either case subject to prior approval
                                      of the Federal Reserve if then
                                      required under applicable capital
                                      guidelines or policies of the Federal
                                      Reserve. If the Junior Subordinated
                                      Debentures are redeemed, the Trust
                                      must redeem Trust Securities having an
                                      aggregate liquidation amount equal to
                                      the aggregate principal amount of the
                                      Junior Subordinated Debentures so
                                      redeemed. The Trust Securities will be
                                      redeemed upon maturity of the Junior
                                      Subordinated Debentures.  See
                                      "Description of Preferred Securities
                                      Mandatory Redemption" and " Special
                                      Event Redemption or Distribution of
                                      Junior Subordinated Debentures".

Liquidation of the Trust  . . . .     Upon the occurrence and continuation
                                      of a Special Event, the Company will
                                      have the right, subject to the prior
                                      approval of the Federal Reserve if
                                      then required under applicable capital
                                      guidelines or policies of the Federal
                                      Reserve, to terminate the Trust and
                                      cause the Junior Subordinated
                                      Debentures to be distributed to the
                                      holders of the Preferred Securities
                                      and the Common Securities in
                                      liquidation of the Trust. If the
                                      Junior Subordinated Debentures are
                                      distributed to the holders of
                                      Preferred Securities upon the
                                      liquidation of the Trust, the Company
                                      will use its best efforts to list the
                                      Junior Subordinated Debentures on the
                                      New York Stock Exchange or such other
                                      stock exchanges, if any, on which the
                                      Preferred Securities are then listed.
                                      See "Description of Preferred
                                      Securities--Redemption--Special Event
                                      Redemption or Distribution of Junior
                                      Subordinated Debentures."

                                      In the event of the liquidation of the
                                      Trust, after satisfaction of the
                                      claims of creditors of the Trust, if
                                      any, as provided by applicable law,
                                      the holders of the Preferred
                                      Securities will be entitled to receive
                                      a liquidation preference of $25 per
                                      Preferred Security plus accumulated
                                      and unpaid Distributions thereon to
                                      the date of payment, which may be in
                                      the form of a distribution of such
                                      amount in Junior Subordinated
                                      Debentures as described above. See
                                      "Description of Preferred Securities
                                      Liquidation Distribution Upon
                                      Dissolution."

Use of Proceeds . . . . . . . . .     The proceeds from the sale of the
                                      Preferred Securities will be used to
                                      purchase the Junior Subordinated
                                      Debentures. The Company expects to use
                                      the proceeds from the sale of the
                                      Junior Subordinated Debentures for
                                      general corporate purposes, which may
                                      include the repayment of indebtedness,
                                      investments in or extensions of credit
                                      to its subsidiaries and the financing
                                      of possible acquisitions. See "Use of
                                      Proceeds".

Ratings . . . . . . . . . . . . .     It is expected that the Preferred
                                      Securities will be rated ___ by
                                      Standard & Poor's Ratings Services
                                      ("S&P"), ___ by Moody's Investors
                                      Service, Inc. ("Moody's"), ___ by
                                      Fitch Investors Service, L.P.

                                      ("Fitch") and ___ by Duff and Phelps
                                      Credit Rating Co. ("DCR"). A security
                                      rating is not a recommendation to buy,
                                      sell or hold securities and may be
                                      subject to revision or withdrawal at
                                      any time by the assigning rating
                                      organization.

                                  RISK FACTORS

         Prospective purchasers of the Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures

         The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Indebtedness of the Company. At ___________ ___, 1996, the Indebtedness of the Company aggregated approximately $__________. Neither the Indenture, the Guarantee nor the Declaration places any limitation on the amount of secured or unsecured Indebtedness that may be incurred by the Company. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures--Subordination".

Status of Company as Holding Company

         As a holding company, the ability of the Company to make payments of interest and principal on the Junior Subordinated Debentures will be dependent primarily upon the receipt of dividends and other distributions from the Bank, which is the Company's principal subsidiary. There are various regulatory restrictions on the ability of the Bank to pay dividends or make other payments to the Company. At September 30, 1996, the Bank could pay an aggregate of $___ million in dividends to the Company without prior regulatory approval. In addition, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims of the Company of a creditor of such subsidiary may be recognized as such. Accordingly, the Preferred Securities will effectively be subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of the Preferred Securities should look only to the assets of the Company for payments on the Preferred Securities. As of _________, 1996, the Company's consolidated subsidiaries had indebtedness and other liabilities of approximately $___________.

Enforcement of Certain Rights by Holders of Preferred Securities

         If a Trust Enforcement Event (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Junior Subordinated Debentures against the Company. The holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Junior Preferred Securities may institute legal proceedings directly against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity.

         If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. However, in the event the Company failed to pay interest on or principal of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of payment to such holder of the interest on or principal of such Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities", "Description of Guarantee" and "Description of Junior Subordinated Debentures--Indenture Events of Default". The Declaration provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

Option to Extend Interest Payment Period; Tax Consequences

         The Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters, provided that no Extension Period may extend beyond the Stated Maturity (as defined below) of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will be deferred but
would continue to accumulate at the rate of    % per annum, compounded
quarterly) during any such Extension Period. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company and (b) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity (as defined below) of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. See "Description of Preferred Securities-- Distributions" and "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Period".

         Should the Company defer payment of interest on the Junior Subordinated Debentures, a holder of Preferred Securities will be required to accrue income (in the form of OID) in respect of its pro rata share of the Junior Subordinated Debentures held by the Trust for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain United States Federal Income Tax Consequences--Original Issue Discount" and "--Sales or Redemption of Preferred Securities".

         The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the Junior Subordinated Debentures) may be more volatile than the market prices of other similar securities where the Trust does not have such right to defer interest payments.

Special Event Redemption; Proposed Tax Legislation

         Upon the occurrence and continuation of a Special Event, the Company has the right, subject to the prior approval of the Federal Reserve if then required under applicable capital guidelines and policies of the Federal Reserve, to redeem the Junior Subordinated Debentures in whole (but not in part) at the redemption price within 90 days following the occurrence of such Special Event and thereby cause a mandatory redemption of the Preferred Securities and Common Securities. A "Special Event" means a Tax Event or an Investment Company Event (each as defined herein).

         On March 19, 1996 as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that would, among other things, deny interest deductions on a debt instrument issued on or after December 7, 1995 if the instrument had a maximum weighted average maturity of more than 40 years. The Proposed

Legislation would also generally deny interest deductions for interest on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the Company or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the Company's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Proposed Legislation were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were to apply to the Junior Subordinated Debentures, the Company would not be able to deduct interest on the Junior Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representative Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the view expressed in the Joint Statement (the "Democrat Letters"). If the principles contained in the Joint Statement and the Democrat Letters were followed and the Proposed Legislation were enacted, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurance, however, that current or future legislative or administrative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment described herein. Such a change, therefore, could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities upon receiving an opinion of counsel as described more fully under "Description of Preferred Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures".

Liquidation Distribution of Junior Subordinated Debentures

         Upon the occurrence and continuation of a Special Event the Company will have the right, subject to the prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to terminate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and the Common Securities in liquidation of the Trust. In addition, upon liquidation of the Trust in certain other events, the Junior Subordinated Debentures may be distributed to such holders. Generally, a distribution by the Trust of the Junior Subordinated Debentures pursuant to a liquidation of the Trust will be non-taxable and will result in a holder of the Preferred Securities receiving directly the holder's pro rata share of the Junior Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, the distribution of Junior Subordinated Debentures to holders of the Preferred Securities by the Trust would be a taxable event to the Trust and each holder, and holders of the Preferred Securities would recognize gain or loss as if they had exchanged their Preferred Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "Certain United States Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust".

         There can be no assurance as to the market prices for Preferred Securities or Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Trust occurs. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures on termination of the Trust prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Preferred Securities--Redemption--Special Event Redemption or Distribution of Junior Subordinated Debentures" and "Description of Junior Subordinated Debentures-- General".

Limited Voting Rights

         Holders of Preferred Securities generally will have limited voting rights relating only to the modification of the Preferred Securities and certain other matters described herein. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace any of the Trustees (as defined below), which voting rights are vested exclusively in the holder of the Common Securities. The Trustees and the Company may amend the Declaration without the consent of holders of Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of Preferred Securities--Voting Rights; Amendment of the Declaration" and "--Removal of Trustees".

Bank Regulatory Restrictions on Operations of the Trust

         Because the Trust is a subsidiary of the Company, federal banking authorities will have the right to examine the Trust and its activities. Under certain circumstances, including any determination that the Company's relationship to the Trust results in an unsafe and unsound banking practice, such banking authorities will have the authority to issue orders which could restrict the ability of the Trust to make distributions on or to redeem the Preferred Securities.

Trading Characteristics of Preferred Securities

         Application will be made to list the Preferred Securities on the New York Stock Exchange. The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures.

                                USE OF PROCEEDS

         All of the proceeds from the sale of Preferred Securities will be invested by the Trust in Junior Subordinated Debentures. The Company expects to use the proceeds from the sale of such Junior Subordinated Debentures (estimated at approximately $_________ million before expenses of the offering) for general corporate purposes, which may include the repayment of indebtedness, investments in or extensions of credit to its subsidiaries and the financing of possible acquisitions. The Company engages on a regular basis in discussions regarding the potential acquisition of branches, deposits and other financial institutions but it currently has no agreements, arrangements or understandings with respect to any possible acquisitions. Pending such use, the net proceeds may be temporarily invested in short-term obligations. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

         The Company's consolidated ratios of earnings to fixed charges and consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated are set forth below:

                                                 Nine Months Ended
                                                   September 30,                         Year Ended December 31,
                                              ---------------------   -----------------------------------------------------------
                                                 1996        1995        1995        1994         1993         1992         1991
                                              ----------  ---------   ---------   ---------   ----------   ----------    ---------
Earnings to Fixed Charges:
   Excluding Interest on Deposits . . . . .      2.29        2.59        2.55        3.13         4.40         5.29         3.30
   Including Interest on Deposits . . . . .      1.42        1.40        1.41        1.53         1.63         1.49         1.23
Earnings to Combined Fixed Charges and
   Preferred Stock Dividend Requirements:
   Excluding Interest on Deposits . . . . .      2.16        2.39        2.40        2.82         3.60         3.99         2.70
   Including Interest on Deposits . . . . .      1.40        1.39        1.40        1.51         1.60         1.47         1.22


         For purposes of computing the ratios of both earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest on deposits), capitalized interest, and the interest factor included in rents. Fixed charges, including interest on deposits, represent all interest expense, capitalized interest, and the interest factor included in rents. Combined fixed charges and preferred stock dividend requirements, excluding interest on deposits, represent interest expense (except interest paid on deposits), capitalized interest, an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements, and the interest factor included in rents. Combined fixed charges and preferred stock dividend requirements, including interest on deposits, represent all interest expense, capitalized interest, an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements, and the interest factor included in rents.

                              ACCOUNTING TREATMENT

         For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented in the consolidated balance sheet of the Company as a separate line item directly above shareholders' equity under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company" and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements for financial reporting purposes, the Company will record Distributions payable on the Preferred Securities as an expense in the consolidated statements of income.


                              REGULATORY TREATMENT

         The Company is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. The Company expects that the Preferred Securities will be treated as Tier 1 capital of the Company for such purposes.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company and its subsidiaries as of September 30, 1996, and as adjusted to give effect to the consummation of the offering of the Preferred Securities.

                                                                                        Actual                   As Adjusted
                                                                              -------------------------  ------------------------
                                                                                              (Dollars in Thousands)

Long-Term Debt:
   Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $    2,533                 $
   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              663,046
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              665,579

Company-obligated mandatorily redeemable preferred securities of subsidiary
trust holding solely junior subordinated debentures of the company  . . . .                    0

Shareholders' equity:
   Preferred stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                7,000
   Common stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               11,730
   Capital surplus  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              138,672
   Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .              308,615
   Reserve for retirement of capital securities . . . . . . . . . . . . . .                6,333
   Net unrealized loss on marketable securities . . . . . . . . . . . . . .               (1,188)
    Total shareholders' equity  . . . . . . . . . . . . . . . . . . . . . .              471,162
                                                                                      ----------
Total capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .           $1,136,741
                                                                                      ==========
Capital ratios:
   Tier 1 Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 7.71%

   Total Capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                11.70%

   Tier 1 Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . .                 7.18%

                                   THE TRUST

    The Trust is a statutory business trust formed under the Delaware Business Trust Act, as amended (the "Trust Act"), pursuant to a declaration of trust and the filing of a certificate of trust with the Secretary of State of the State of Delaware; such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Company will acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust will use all the proceeds derived from the issuance of the Preferred Securities and the Common Securities to purchase the Junior Subordinated Debentures and, accordingly, the assets of the Trust will consist solely of the Junior Subordinated Debentures. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial ownership interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures, and (iii) engaging in only those other activities necessary or incidental thereto.

    Pursuant to the Declaration, there will initially be five trustees (the "Trustees") for the Trust. Three of the Trustees (the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company and is indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Bank of New York will act as Property Trustee, and its affiliate, The Bank of New York (Delaware) will act as Delaware Trustee until, in each case, removed or replaced by the holder of the Common Securities. For purposes of compliance with the Trust Indenture Act, The Bank of New York will also act as trustee under the Guarantee (the "Guarantee Trustee").

    The Property Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges with respect to the Junior Subordinated Debentures under the Indenture (as defined herein) as the holder of the Junior Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Trust Guarantee Trustee will hold the Trust Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any of the Trustees and to increase or decrease the number of trustees, provided that the number of trustees shall be at least three; provided further that at least one trustee shall be a Delaware Trustee, at least one trustee shall be the Property Trustee and at least one Trustee shall be a Regular Trustee. The Company will pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other domestic taxing authority upon the Trust) and the offering of the Preferred Securities and be responsible for all debts and obligations of the Trust (other than with respect to the Preferred Securities).

    For so long as the Preferred Securities remain outstanding, the Company will covenant (i) to maintain directly 100% ownership of the Common Securities,
(ii) to cause the Trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the Declaration, (iii) to use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" for purposes of the 1940 Act and (iv) to take no action that would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

    The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration and the Trust Act. See "Description of the Preferred Securities". The Declaration and the Trust Guarantee also incorporate by reference the terms of the Trust Indenture Act.

    The location of the principal executive office of the Trust is c/o Provident Bancorp, Inc., One East Fourth Street, Cincinnati, Ohio 45202, and its telephone number is (513) 579-2000.


                      DESCRIPTION OF PREFERRED SECURITIES

    Pursuant to the terms of the Declaration, the Regular Trustees on behalf of the Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration. This summary of certain provisions of the Preferred Securities and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Declaration, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of the Declaration (as supplemented or amended from time to time) are referred to herein, the definitions of such defined terms are incorporated herein by reference. The form of the Declaration has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

    The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities". Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the

Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have sufficient funds available to make such payments. See "Description of Guarantee". In such event, the remedy of a holder of Preferred Securities is to vote to direct the Property Trustee to enforce the Property Trustee's rights under the Junior Subordinated Debentures. See "--Voting Rights; Amendment of the Declaration" below. The Company's obligations under the Guarantee, taken together with its obligations under the Junior Subordinated Debentures and the Indenture, including its obligation to pay all costs, expenses and liabilities of the Trust (other than with respect to the Preferred Securities), constitute a full and unconditional guarantee of all of the Trust's obligations under the Preferred Securities.

Distributions

    Distributions on each Preferred Security will be payable at the annual rate
of    % of the liquidation preference of $25, payable quarterly in arrears on the last day of March, June, September and December of each year. Distributions will accumulate from the date of original issuance and commence on ________ ___, 199__. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions. The revenue of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of Junior Subordinated Debentures". If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities.

    The Company will have the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity (as defined below) of the Junior Subordinated Debentures. As a consequence of any such extension, quarterly Distributions on the Preferred Securities will be deferred by the Trust during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will
accumulate and compound quarterly at the rate per annum of   % thereof from the
relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such compounded amounts unless the context otherwise requires. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the

Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company and (b) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity (as defined below) of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period. See "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "Certain United States Federal Income Tax Consequences--Original Issue Discount". The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Junior Subordinated Debentures.

    In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee (as defined herein) is closed for business.

    Distributions on the Preferred Securities (other than distributions on a Redemption Date) will be payable to the holders thereof as they appear on the register of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be the close of business one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Issuance". In the event the Preferred Securities are not in book-entry form, the relevant record date for the Preferred Securities shall be the 15th day of the month of the relevant Distribution Date. Distributions payable on any Preferred Securities that are not punctually paid on any Distribution Date will cease to be payable to the person in whose name such Preferred Securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Preferred Securities are registered on the special record date or other specified date determined in accordance with the Declaration.


Redemption

    Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at Stated Maturity (as defined herein) or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem Preferred Securities and Common Securities, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price (the "Redemption Price"), with respect to the Preferred Securities, equal to the aggregate liquidation amount of such Preferred Securities plus accrued and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

    The Company will have the right to redeem the Junior Subordinated Debentures, subject to the receipt of any necessary prior approval of the Federal Reserve, (i) on or after ________ ___, 2001, in whole at any time or in part from time to time, at a redemption price equal to the principal amount of the Junior Subordinated Debentures so redeemed plus the accrued and unpaid interest thereon to the date fixed for redemption, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event, at such redemption price, subject to the further conditions described under "Description of Junior Subordinated Debentures--Redemption" and "Description of Junior Subordinated Debentures--Redemption".

    Special Event Redemption or Distribution of Junior Subordinated Debentures. If a Special Event shall occur and be continuing, the Company will have the right, subject to the receipt of any necessary prior approval of the Federal Reserve, to either (i) redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event or (ii) to terminate the Trust and, after satisfaction of the claims of creditors of the Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust. Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, certain Tax Events or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain United States Federal Income Tax Consequences--Distribution of Junior Subordinated Debentures to Holders of Preferred Securities".

    If the Company does not elect either option described above, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures, and in the event a Tax Event has occurred and is continuing, the Company will be obligated to pay any additional taxes, duties, assessments and other governmental charges (other than withholding taxes) to which the Trust has become subject as a result of a Tax Event.

    A "Special Event" means a Tax Event or an Investment Company Event. A "Tax Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is adopted or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Declaration, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on such Junior Subordinated Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or
(iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. "Investment Company Event" means the receipt by the Trust of an opinion of counsel, rendered by a law firm having a recognized national securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

Redemption Procedures

    Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption or payment at Stated Maturity (as defined below) of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities".

    If the Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "--Book-Entry Issuance". Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Preferred Securities to be redeemed at its registered address. If the Preferred Securities are no longer in book-entry form, the Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Security called for redemption shall be payable to the holders of such Preferred Security on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee", Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for the Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption. If less than all of the Preferred Securities and Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and the Common Securities. If the Preferred Securities are in book-entry form, they will be redeemed as described below under "Book-Entry Issuance". If not, the particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Security selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Declaration, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of Preferred Securities which has been or is to be redeemed.

Subordination of Common Securities

    Payment of Distributions on, and the Redemption Price of, the Preferred Securities and the Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Indenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

Liquidation Distribution Upon Dissolution

    Pursuant to the Declaration, the Trust shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities and Common Securities; (iii) the redemption of all of the Preferred Securities in connection with the redemption of all of the Junior Subordinated Debentures and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

    If an early termination occurs as described in clause (i), (ii) or (iv) above, the Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Preferred Securities and Common Securities their pro rata interest in the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation preference plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

Trust Enforcement Events

    An Indenture Event of Default constitutes a Trust Enforcement Event under the Declaration with respect to the Trust Securities, provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Trust Enforcement Event with respect to the Common Securities until all Trust Enforcement Events with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Trust Enforcement Event with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

    Upon the occurrence of a Trust Enforcement Event, the Indenture Trustee (as defined herein) or the Property Trustee as the holder of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of an interest on the Junior Subordinated Debentures to be immediately due and payable. Each of the Company and the Trust is required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

    If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Preferred Securities may institute legal proceedings directly against the Company to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity. In addition, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, principal or other required payments on the Junior Subordinated Debentures issued to the Trust on the date such interest, principal or other payment is otherwise payable, then a record holder of Preferred Securities may, on or after the respective due dates specified in the Junior Subordinated Debentures, institute a proceeding directly against the Company for enforcement of payment on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such holder. In connection with such Direct Action, the Company will be subrogated to the rights of such record holder of Preferred Securities to the extent of any payment made by the Company to such record holder of Preferred Securities.


Voting Rights; Amendment of the Declaration

    Except as provided below and under "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    So long as any Junior Subordinated Debentures are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or executing any trust or power conferred on the Property Trustee with respect to such Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of Preferred Securities. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except pursuant to a subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default which it receives with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees shall receive an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

    The Declaration may be amended from time to time by the Company and a majority of the Regular Trustee (and in certain circumstances the Property Trustee and the Delaware Trustee), without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Declaration that shall not be inconsistent with the other provisions of the Declaration, or (ii) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Preferred Securities and Common Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act, provided, however, that such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities or Common Securities, and any amendments of the Declaration shall become effective when notice thereof is given to the holders of Preferred Securities and Common Securities. The Declaration may be amended by the Company and a majority of the Regular Trustee with (i) the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding Preferred Securities and Common Securities and (ii) receipt by the Regular Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Regular Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status of an "investment company" under the Investment Company Act, provided, further that without the consent of each holder of Preferred Securities and Common Securities affected thereby, the Declaration may not be amended to (i) change the amount or timing of any Distribution on the Preferred Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Preferred Securities or Common Securities to institute suit for the enforcement of any such payment on or after such date.

    Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Declaration.

    No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

    In the Indenture, the Company has agreed to pay all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

Book-Entry Issuance

    DTC will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of the Trust is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

    Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Distribution payments on the Preferred Securities will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to any of the Preferred Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an Indenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust or the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. None of the Trustees, the Trust or the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Registrar and Transfer Agent

    The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required (i) to register or cause to be registered the transfer or exchange of the Preferred Securities during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of such notice of redemption or (ii) to register or cause to be registered the transfer or exchange of any Preferred Securities so selected for redemption, except in the case of any Preferred Securities being redeemed in part, any portion thereof not to be redeemed.

Information Concerning the Property Trustee

    The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Trust Enforcement Event, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Enforcement Event has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provision of the Declaration, and the matter is not one on which holders of Preferred Securities are entitled under the Declaration to vote, then the Property Trustee may, but shall be under no duty to, take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Payment and Paying Agency

    Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Regular Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Regular Trustees and the Company) to act as Paying Agent.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

    The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of the Company, with the consent of the Regular Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, (1) neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (2) the Trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes, (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and (ix) such successor entity expressly assumes all of the obligations of the Trust with respect to the Trustees. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in aggregate liquidation preference of the Preferred Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Merger or Consolidation of Trustees

    Any corporation into which the Property Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Declaration, provided such corporation shall be otherwise qualified and eligible.

Miscellaneous

    The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of Trust or the Declaration, that the Company and the Regular Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities have no preemptive or similar rights.

    The Trust may not borrow money nor issue debt nor mortgage or pledge any of its assets.


                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures are to be issued under a Junior Subordinated Indenture (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Indenture Trustee"). This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

General

    Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will be in the principal amount equal to the aggregate liquidation preference of the Preferred Securities plus the Company's concurrent investment in the Common Securities. The Junior Subordinated
Debentures will bear interest at the annual rate of    % of the principal
amount thereof, payable quarterly in arrears on the last day of March, June, September and December of each year (each, an "Interest Payment Date"), commencing ________ ___, 199__, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date (other than interest payable on a Redemption Date or the maturity date). In the event the Junior Subordinated Debentures are not in book-entry form, the relevant record date for the Junior Subordinated Debentures shall be the 15th day of the month in which occurs the relevant Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per
annum of    % thereof, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments and interest on quarterly interest payments not paid on the applicable Interest Payment Date, as applicable.

    The Junior Subordinated Debentures will mature on ___________ ___, 2026, which date may be extended at any time at the election of the Company for one or more periods, but in no event to a date later than ___________ ___, 2045 (such date, as it may be so extended, the "Stated Maturity"), provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Junior Subordinated Debentures, (iii) the Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated, (iv) the Junior Subordinated Debentures are rated not less than BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization and (v) the extended Stated Maturity is no later than the 49th anniversary of the initial issuance of the Preferred Securities. Investors in the Preferred Securities should assume that the Company will exercise its option to extend the term if the Company is unable to refinance at a lower interest rate or it is otherwise in the interest of the Company to defer the maturity of the Subordinated Debentures.

    The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Indebtedness (as defined below) of the Company. See "Description of Junior Subordinated Debentures-- Subordination". The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination".

    The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

Option to Extend Interest Payment Period

    So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive interest periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the
annual rate of     %, compounded quarterly, to the extent permitted by
applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will be required to accrue interest income (as OID) for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences--Original Issue Discount".

    During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company and (b) payments under the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Regular Trustees and the Indenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable except for the election to begin such Extension Period or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities.

Redemption

    The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company, subject to the receipt of any necessary prior approval of the Federal Reserve, (i) on or after _______ ___, 2001, in whole at any time or in part from time to time, at a redemption price equal to the principal amount of the Junior Subordinated Debentures so redeemed plus the accrued and unpaid interest thereon to the date fixed for redemption, or (ii) at any time in whole (but not in part), within 90 days of the occurrence of a Special Event, at such redemption price. Investors in the Preferred Securities should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Junior Subordinated Debentures. If Junior Subordinated Debentures are redeemed, the Trust must redeem Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debentures so redeemed. See "Description of the Preferred Securities--Mandatory Redemption."

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

Certain Covenants of the Company

    The Company will covenant in the Indenture that if and so long as the Trust is the holder of all Junior Subordinated Debentures, the Company will pay to the Trust all fees and expenses related to the Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the Trust but excluding obligations under the Preferred Securities).

    The Company will also covenant that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock of the Company and (b) payments under the Guarantee) if at such time (x) there shall have occurred any event of which the Company has actual knowledge that (I) with the giving of notice or the lapse of time, or both, would constitute an Indenture Event of Default with respect to Junior Subordinated Debentures and (II) in respect of which the Company shall not have taken reasonable steps to cure, (y) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (z) the Company shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

Subordination

    In the Indenture, the Company has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinated and junior in right of payment to all Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Indebtedness will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Indebtedness before the holders of Junior Subordinated Debentures or the Property Trustee on behalf of the holders of Preferred Securities will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Junior Subordinated Debentures.

    In the event of the acceleration of the maturity of any Junior Subordinated Debentures, the holders of all Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Junior Subordinated Debentures.

    No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Indebtedness, or an event of default with respect to any Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Indebtedness" means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company (a "financing entity") in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities; (vii) every obligation of the type referred to in clauses
(i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; and (viii) all indebtedness of such person for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except in any such case for obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures.

    The Indenture places no limitation on the amount of additional Indebtedness that may be incurred by the Company or any indebtedness or other liabilities that may be incurred by the Company's Subsidiaries. As of ________ ___, 1996, Indebtedness of the Company aggregated approximately $__________, and the Company's consolidated subsidiaries had indebtedness and other liabilities of approximately $__________ to which the Junior Subordinated Debentures would be effectively subordinated.

Indenture Events of Default

    The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Indenture Event of Default" with respect to the Junior Subordinated Debentures:

          (i) failure for 30 days to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

         (ii) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise, provided, however, that an extension of the maturity of the Junior Subordinated Debentures in accordance with the terms of the Indenture shall not constitute an Indenture Event of Default; or

        (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Indenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of outstanding Junior Subordinated Debentures; or

         (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

    The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Indenture Event of Default, and, should the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee, and should the holders of such Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Preferred Securities shall have such right.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Indenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debentures, and should the holders of such Junior Subordinated Debentures fail to waive such default, the holders of a majority in aggregate liquidation preference of the Preferred Securities shall have such right. The Company is required to file annually with the Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    In case an Indenture Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on such Junior Subordinated Debentures and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Junior Subordinated Debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

    If an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Direct Action for payment. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Junior Subordinated Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

    The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Indenture Event of

Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have happened and be continuing;
(iii) if at the time any Preferred Securities are outstanding, such transaction is permitted under the Declaration and Guarantee and does not give rise to any breach or violation of the Declaration or Guarantee, (iv) any such lease shall provide that it will remain in effect so long as any Junior Subordinated Debentures are outstanding, and (v) certain other conditions as prescribed in the Indenture are met.

Satisfaction and Discharge

    Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except in each case to register the transfer or exchange of the Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Indenture Trustee, in trust, moneys or Government Obligations (as defined in the Indenture), or a combination thereof, in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of the Junior Subordinated Debentures. Such discharge may occur only if, among other things, the Company has delivered to the Indenture Trustee an Opinion of Counsel to the effect that the holders of the Junior Subordinated Debentures will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge had not occurred.

Modification of Indenture

    From time to time the Company and the Indenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of outstanding Junior Subordinated Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of such Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debentures so affected, (i) change the stated maturity of Junior Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any

Indenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the Preferred Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Distributions of Junior Subordinated Debentures; Book-Entry Issuance

    Under certain circumstances involving the termination of the Trust, Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Preferred Securities. For a description of DTC and the terms of the depositary matters, see "Description of Preferred Securities--Book-Entry Issuance".

    If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Junior Subordinated Debentures on the New York Stock Exchange or such other stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Preferred Securities.

Payment and Paying Agents

    The Company initially will act as Paying Agent with respect to the Junior Subordinated Debentures except that, if the Junior Subordinated Debentures are distributed to the holders of the Preferred Securities in liquidation of such holders' interests in the Trust, the Indenture Trustee will act as the Paying Agent. The Company at any time may designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent at the place of payment.

    Any moneys deposited with the Indenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Junior Subordinated Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Governing Law

    The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

Defeasance and Discharge

    The Indenture provides that the Company, at the Company's option: (a) will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except for certain obligations to register the transfer or exchange of Junior Subordinated Debentures replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including that described in the second paragraph under "Certain Covenants of the Company"), in each case if the Company deposits, in trust with the Indenture Trustee or the Defeasance Agent, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on the Junior Subordinated Debentures on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures. To exercise any such option, the Company is required to deliver to the Indenture Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Junior Subordinated Debentures to recognize income, gain or loss for U.S. federal income tax purposes and, in the case of a discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to the effect received by the Company from the United States Internal Service or revenue ruling pertaining to a comparable form of transaction to the effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Junior Subordinated Debentures would not be delisted from such exchange as a result of the exercise of such option.

Information Concerning the Indenture Trustee

    The Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


                            DESCRIPTION OF GUARANTEE

    The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The Bank of New

York will act as indenture trustee ("Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act and the Guarantee will be qualified as an Indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

General

    The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds on hand available therefor at the time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Distributions to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Preferred Securities, but will apply only to the extent that the Trust has funds on hand available to make such payments, and is not a guarantee of collection.

    If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust, the Trust will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all general liabilities of the Company. See "--Status of the Guarantee". The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

    The Company has, through the Guarantee, the Junior Subordinated Debentures and the Indenture, taken together, fully and unconditionally guaranteed all of the Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee--General".

Status of the Guarantee

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all general liabilities of the Company. The Guarantee does not place a limitation on the amount of additional Indebtedness that may be incurred by the Company.

    The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities.

Amendments and Assignment

    Except with respect to any changes that do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation preference of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities-- Voting Rights; Amendment of the Declaration". All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

Events of Default

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Security unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

    The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

Governing Law

    The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee". If and to the extent that the Company's obligations under the Junior Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture and the Guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Preferred Securities. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Indebtedness of the Company.

Sufficiency of Payments

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations under the Preferred Securities; and (iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Preferred Securities

    A holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

    A default or event of default under any Indebtedness of the Company will not constitute a default or Indenture Event of Default. In addition, in the event of payment defaults under, or acceleration of, Indebtedness of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an Indenture Event of Default under the Indenture.

Limited Purpose of Trust

    The Preferred Securities evidence a beneficial interest in the Trust, and the Trust exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Securities and a holder of a Junior Subordinated Debentures is that a holder of a Junior Subordinated Debentures is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive

Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

Rights Upon Termination

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Junior Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Preferred Securities), the positions of a holder of Preferred Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of tax counsel to the Company and the Trust ("Tax Counsel"), the following summary accurately describes the material United States federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by United States Holders (defined below) who purchase the Preferred Securities upon original issuance. As used herein, a "United States Holder" means (i) a person that is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust the income of which is subject to United States federal income tax regardless of its source; provided, however, that for taxable years beginning after December 31, 1996 (or if a trustee so elects, for taxable years ending after August 20, 1996), a "United States Holder" shall include any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all the substantial decisions of such trust. The tax treatment of a holder may vary depending on his, her or its particular situation. This summary does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. In addition, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to a holder of Preferred Securities.

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the Preferred Securities may differ from the treatment described below.

    HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS SEE "DESCRIPTION OF THE PREFERRED SECURITIES--REDEMPTION--SPECIAL EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES".

Classification of the Trust

    In connection with the issuance of the Preferred Securities, Tax Counsel is of the opinion that under current law and assuming full compliance with the terms of the Declaration and other documents, and based upon certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures and, thus, will be required to include in its gross income its allocable share of income on the Junior Subordinated Debentures.

Classification of the Junior Subordinated Debentures

    The Company intends to take the position that the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law and, by acceptance of a Preferred Security, each holder covenants to treat the Junior Subordinated Debentures as indebtedness. The remainder of this discussion assumes that the Junior Subordinated Debentures will be classified as indebtedness of the Company.

Payments of Interest

    Except as set forth below, stated interest on the Junior Subordinated Debentures will generally be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting for tax purposes. Corporate holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

Original Issue Discount

    Under applicable Treasury regulations, the Company believes that the Junior Subordinated Debentures will not be treated as issued with original issue discount ("OID").

    Under the Indenture, the Company has the right to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Should the Company exercise its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will become OID instruments at such time and all holders will be required to accrue interest on a daily basis during the Extension Period even though the Company will not pay such interest until the end of the Extension Period, and even though some holders may use the cash method of tax accounting. Moreover, thereafter the Junior Subordinated Debentures will be taxed as OID instruments for as long as they remain outstanding. Thus, even after the end of an Extension Period, all holders would be required to continue accruing interest income on the Junior Subordinated Debentures on a daily basis, regardless of their method of tax accounting. Under the OID economic accrual rules, a holder would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Junior Subordinated Debentures, and actual cash payments of interest on the Junior Subordinated Debentures would not be reported separately as taxable income.

    The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service ("IRS"), and it is possible that the IRS could take a contrary position.


Distribution of Junior Subordinated Debentures or Cash upon Liquidation of the Trust

    As described under the caption "Description of Junior Subordinated Debentures--Distribution of Junior Subordinated Debentures" Junior Subordinated Debentures may be distributed to holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution would be non-taxable, and will result in the holder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust. Each holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, the distribution of the Junior Subordinated Debentures to holders would be a taxable event to the Trust and to each holder and a holder would recognize gain or loss as if the holder had exchanged its Preferred Securities for the Junior Subordinated Debentures it received upon liquidation of the Trust.

    A holder would accrue interest in respect of the Junior Subordinated Debentures received from the Trust in the manner described above under "-- Payments of Interest" and "--Original Issue Discount".

    Under certain circumstances described herein (see "Description of the Preferred Securities--Special Event Redemption or Distribution of Junior Subordinated Debentures"), the Junior Subordinated Debentures may be redeemed for cash, with the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would constitute a taxable disposition of the redeemed Preferred Securities for United States federal income tax purposes, and a holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "--Sales of Preferred Securities".

Sales of Preferred Securities

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. Except to the extent attributable to accrued and unpaid interest (which will be taxed as such), such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Proposed Tax Law Changes

    On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that would, among other things, deny interest deductions for interest or OID on an instrument issued by a corporation that has a maximum weighted average maturity of more than 40 years. The Proposed Legislation would also treat as equity, instruments issued by a corporation that have a maximum term of more than 20 years and that are not shown as indebtedness on the consolidated balance sheet of the issuer. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Proposed Legislation were proposed to be effective generally for instruments issued on or after December 7, 1995. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). If the principles contained in the Joint Statement and Democrat Letters were followed and the Proposed Legislation were enacted, such legislation would not apply to the Junior Subordinated Debentures. There can be no assurance that current or future legislative proposals, adverse judicial decisions, final legislation or official administrative pronouncements will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment of the transactions described herein. If legislation were enacted that prohibited the Company from deducting the interest on the Junior Subordinated Debentures, the enactment of such legislation would give rise to a Tax Event which would permit the Company to cause the redemption of the Preferred Securities, as described more fully under "Description of Preferred Securities--Special Event Redemption or Distribution of Junior Subordinated Debentures".

Non-United States Holders

    As used herein, the term "Non-United States Holder" means any person that is not a United States Holder (as defined above). As discussed above, the Preferred Securities will be treated as evidence of an indirect beneficial ownership interest in the Junior Subordinated Debentures. See "--Classification of the Trust". Thus, assuming the Junior Subordinated Debentures are classified as indebtedness of the Company for United States federal income tax purposes, under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

             (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes any OID) on the Junior Subordinated Debentures to a Non-United States Holder, provided (i) that the beneficial owner of the Preferred Securities ("Beneficial Owner") does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the Beneficial Owner is not a controlled foreign corporation that is related to the Company through stock ownership,
    (iii) the Beneficial Owner is not a bank whose receipt of interest on the Junior Subordinated Debentures is described in section 881(c)(3)(A) of the Code and (iv) the Beneficial Owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder; and

             (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale or other disposition of the Preferred Securities.

    To satisfy the requirement referred to in (a)(iv) above, the Beneficial Owner, or a financial institution holding the Preferred Securities on behalf of such owner, must provide, in accordance with specified procedures, to the Trust or its paying agent, a statement to the effect that the Beneficial Owner is not a United States Holder. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the Beneficial Owner provides his name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Preferred Securities on behalf of the Beneficial Owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including any OID) made to such Non-United States Holder will be subject to a 30% withholding tax unless the Beneficial Owner provides the Company or its paying agent, as the case may be, with a properly executed
(1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Junior Subordinated Debentures is not subject to withholding tax because it is effectively connected with the Beneficial Owner's conduct of a trade or business in the United States.

    If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including any OID) on the Junior Subordinated Debentures is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID, if any, on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including any OID) on the Junior Subordinated Debentures will be included in such foreign corporation's earnings and profits.

    Any gain or income realized upon the sale or other disposition of the Preferred Securities generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

Information Reporting and Backup Withholding

    Income on the Preferred Securities held of record by United States Holders (other than corporations and other exempt holders) will be reported annually to such holders and to the IRS. The Regular Trustees currently intend to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

    "Backup withholding" at a rate of 31% will apply to payments of interest to non-exempt United States Holders unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

    No information reporting or backup withholding will be required with respect to payments made by the Trust or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on the Junior Subordinated Debentures are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the Beneficial Owner, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of the Preferred Securities to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the Beneficial Owner is not a United States person and certain other conditions are met or (2) the Beneficial Owner otherwise establishes an exemption.

    Payment of the proceeds from disposition of Preferred Securities to or through a United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

    Any amounts withheld from a holder of the Preferred Securities under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided the required information is furnished to the IRS.


                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Trust have agreed that the Trust will sell to each of the Underwriters named below, and each of such Underwriters, for whom Lehman Brothers Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Trust the respective number of Preferred Securities set forth opposite its name below:

                                                       Number of
             Underwriter                          Preferred Securities

Lehman Brothers Inc.  . . . . . . .



             Total  . . . . . . . .                   ===========

    Under the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Preferred Securities offered hereby, if any are taken.

    The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less
a concession of $     per Preferred Security. The Underwriters may allow, and
such dealers may reallow, a concession not to exceed $       per Preferred
Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

    In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' Compensation for the Underwriters' arranging the investment
therein of such proceeds an amount of $     per Preferred Security for the
accounts of the several Underwriters.

    The Company and the Trust have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Preferred Securities, as communicated to the Company by the Representatives, and (ii) 90 days following the Closing Date, they will not offer, sell, contract to sell or otherwise dispose of any additional securities of the Trust or the Company substantially similar to the Preferred Securities or any securities convertible into or exchangeable for or that represent the right to receive any such similar securities, without the consent of the Representatives, which consent shall not be unreasonably withheld.

    Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing on the New York Stock Exchange (the "NYSE"), subject to notice of issuance. In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. Trading of the Preferred Securities on the NYSE is expected to commence within 30 days after the initial delivery of the Preferred Securities. The Representatives have advised the Company that they intend to make a market in the Preferred Securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or the existence of the trading market for the Preferred Securities.

    The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

    The validity of the Junior Subordinated Debentures and the Guarantee will be passed upon for the Company and the Trust by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio and for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

Certain United States federal income taxation matters also will be passed upon for the Company and the Trust by Simpson Thacher & Bartlett (a partnership which includes professional corporations) as special tax counsel to the Company. Attorneys in the Keating, Muething & Klekamp P.L.L., law firm hold shares of common stock of the Company. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the Trust by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware.

                                    EXPERTS

    The consolidated financial statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of such information.

                            ------------------------

                               TABLE OF CONTENTS

                                                               PAGE
Available Information . . . . . . . . . . . . . . . . . . . . .   9
Incorporation of Certain Information by Reference . . . . . . .  10
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . .  11
The Company . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .  17
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  22
Ratio of Earnings to Fixed Charges and Ratio of Earnings
  to Combined Fixed Charges and Preferred Stock Dividends   . .  22
Accounting Treatment  . . . . . . . . . . . . . . . . . . . . .  23
Regulatory Treatment  . . . . . . . . . . . . . . . . . . . . .  23
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . .  24
The Trust . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Description of Preferred Securities . . . . . . . . . . . . . .  26
Description of Junior Subordinated Debentures . . . . . . . . .  40
Description of Guarantee  . . . . . . . . . . . . . . . . . . .  49
Relationship Among the Preferred Securities, the
  Junior Subordinated Debentures and the Guarantee  . . . . . .  52
Certain United States Federal Income Tax Consequences . . . . .  54
Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . .  60
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .  61
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                           Trust Preferred Securities

                           Provident Capital Trust I

                          % Trust Preferred Securities
                          (Liquidation Amount $25 per
                              Preferred Security)

                  Guaranteed to the Extent Set Forth Herein by






                            PROVIDENT BANCORP, INC.






                         -----------------------------

                                   PROSPECTUS

                         -----------------------------







                                Lehman Brothers

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the Securities covered by this Registration Statement, other than underwriting discounts and commissions, are as follows:

SEC registration fee (actual) . . . . . . . . . . . . .          $  <F1>
Printing fees and expenses  . . . . . . . . . . . . . .             <F1>
Legal fees and expenses . . . . . . . . . . . . . . . .             <F1>
Accounting fees and expenses  . . . . . . . . . . . . .             <F1>
Blue Sky fees and expenses  . . . . . . . . . . . . . .             <F1>
New York Stock Exchange Listing Fee . . . . . . . . . .             <F1>
Rating Agency Fees  . . . . . . . . . . . . . . . . . .             <F1>
Trustees' Fees  . . . . . . . . . . . . . . . . . . . .             <F1>
Other . . . . . . . . . . . . . . . . . . . . . . . . .             <F1>
         Total  . . . . . . . . . . . . . . . . . . . .          $  <F1>

________________________


<F1> To be included by amendment.

ITEM 16. EXHIBITS

1.1       Proposed form of Underwriting Agreement for Preferred Securities<F1>
4.1 Form of Junior Subordinated Indenture between the Company and Bank of New York, as Debenture Trustee<F1>
4.2       Certificate of Trust of Provident Capital Trust I
4.3 Form of Amended and Restated Declaration of Trust of Provident Capital Trust I<F1>
4.4 Form of Preferred Security Certificate for Provident Capital Trust I (included in Exhibit 4.3)<F1>
4.5       Form of Guarantee Agreement<F1>
5.1 Opinion of Keating, Muething & Klekamp, P.L.L. relating to the legality of the Junior Subordinated Debentures and the Guarantee<F1>
5.2 Opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel, relating to the legality of the Preferred Securities of Provident Capital Trust I<F1>
8.1 Opinion of Simpson Thacher & Bartlett, special tax counsel, as to certain United States federal income tax matters<F1>
12.1      Statement re:  Computation of Ratio of Earnings to Fixed Charges<F1>
12.2 Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends<F1>
23.1      Consent of Ernst & Young, LLP

23.2      Consent of Keating, Muething & Klekamp, P.L.L. (included in Exhibit
          5.1 hereto)<F1>
23.3 Consent of Norris, Nichols, Arsht & Tunnell, special Delaware counsel (included in Exhibit 5.2 hereto)<F1>
23.4 Consent of Simpson Thacher & Bartlett (included in Exhibit 8.1 hereto)<F1>
24.1      Powers of Attorney (included on the signature pages hereto)
25.1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee for the Junior Subordinated Indenture<F1>
25.2 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Property Trustee for the Amended and Restated Declaration of Provident Capital Trust I<F1>
25.3 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Guarantee Trustee for the Guarantee for Provident Capital Trust I<F1>

_______________________

<F1> To be filed by amendment.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Provident Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on October 31, 1996.

                               Provident Bancorp, Inc.



                               By:  /s/ Allen L. Davis
                               Title:  President, Chief Executive and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on October 31, 1996 in the capacities indicated. Each person below hereby constitutes and appoints each of Allen L. Davis, John R. Farrenkopf and Mark E. Magee, his true and lawful attorney and agent, to do any and all acts and execute any and all instruments for him and in his name in the capacity indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Provident Bancorp, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign amendments (including post effective amendments) and any related Registration Statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.


             SIGNATURE                 TITLE

 /s/ Allen L. Davis                President, Chief Executive Officer and
         (Allen L. Davis)          Director


 /s/ John R. Farrenkopf            Vice President and Chief Financial
       (John R. Farrenkopf)        Officer


 /s/Jack M. Cook                   Director
          (Jack M. Cook)


 /s/ Thomas D. Grote               Director
         (Thomas D. Grote)


 /s/ Philip R. Myers               Director
         (Philip R. Myers)


 /s/ Joseph A. Pedoto              Director
        (Joseph A. Pedoto)

             SIGNATURE                 TITLE


 /s/ Sidney A. Peerless            Director
       (Sidney A. Peerless)


 /s/ Joseph A. Steger              Director
        (Joseph A. Steger)

Pursuant to the requirements of the Securities Act of 1933, Provident Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on October 31, 1996.

                                           Provident Capital Trust I


                                           By: /s/ Allen L. Davis
                                           Title:  Regular Trustee

Each person below hereby constitutes and appoints each of Allen L. Davis, John
R. Farrenkopf and Mark E. Magee, his true and lawful attorney and agent, to do any and all acts and execute any and all instruments for him and in his name in his capacity as Regular Trustee, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Provident Capital Trust I to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign amendments (including post effective amendments) and any related Registration Statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.




              SIGNATURE



/s/ Allen L. Davis
 (Allen L. Davis)


/s/ John R. Farrenkopf
 (John R. Farrenkopf)


/s/ Mark E. Magee
 (Mark E. Magee)